UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 8, 2015
___________
DIAMONDBACK ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-35700 (Commission File Number)	45-4502447 (I.R.S. Employer Identification Number)
500 West Texas Suite 1200 Midland, Texas (Address of principal executive offices)		79701 (Zip code)
(432) 221-7400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On May 8, 2015, Diamondback Energy, Inc. (“Diamondback Energy”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC (the “Underwriter”). The Underwriting Agreement relates to a public offering by Diamondback Energy of 4,000,000 shares of its common stock (the “Firm Share Offering”) at a purchase price to the Underwriter of $72.53 per share (the “Purchase Price”). Pursuant to the Underwriting Agreement, Diamondback Energy granted the Underwriter a 30-day option to purchase up to 600,000 additional shares of its common stock at the Purchase Price (the “Optional Share Offering” and, together with the Firm Share Offering, the “Offering”), which option was exercised in full by the Underwriter on May 8, 2015. The Underwriter will offer the shares acquired in the Offering from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Diamondback Energy intends to use the estimated net proceeds from the Offering of approximately $333.4 million (after deducting underwriting discounts and commissions and estimated Offering expenses) to fund a portion of the purchase price for Diamondback Energy’s previously announced pending acquisitions of an aggregate of approximately 15,940 gross (11,948 net) acres in the Midland Basin, primarily in northwest Howard County, in the Permian Basin, for an aggregate purchase price of approximately $437.8 million, subject to certain adjustments. Pending use of the net proceeds for these acquisitions, Diamondback Energy intends to use a portion of such net proceeds to temporarily repay the outstanding borrowings under its revolving credit facility. In addition, to the extent one or more of the pending acquisitions is not consummated, or one or more of the purchase prices is reduced because Diamondback Energy acquires less than all of the oil and natural gas assets subject to the applicable purchase agreement, Diamondback Energy intends to use any remaining net proceeds to repay borrowings outstanding under its revolving credit facility, fund a portion of its exploration and development activities and for general corporate purposes, which may include leasehold interest and property acquisitions, and working capital. The Offering closed on May 13, 2015.

The Underwriting Agreement contains customary representations, warranties and agreements of Diamondback Energy and other customary obligations of the parties and termination provisions. The Underwriting Agreement also provides for the indemnification by Diamondback Energy of the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering was made pursuant to Diamondback Energy’s effective automatic shelf registration statement on Form S-3 (File No. 333-192099), filed with the Securities and Exchange Commission (the “SEC”) on November 5, 2013 (the “Shelf Registration Statement”), and a prospectus, which consists of a base prospectus, filed with the SEC on November 5, 2013, a preliminary prospectus supplement, filed with the SEC on May 8, 2015, and a final prospectus supplement, filed with the SEC on May 12, 2015 (collectively, the “Prospectus”).

The Underwriter and its affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for Diamondback Energy and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. An affiliate of the Underwriter is a lender under Diamondback Energy’s revolving credit facility and will receive a portion of the net proceeds from the Offering due to the repayment of a portion of the revolving credit facility by Diamondback Energy. Further, pursuant to Diamondback Energy’s revolving credit facility, Diamondback Energy has agreed to indemnify the lenders and agents under that agreement against a variety of liabilities and to reimburse certain expenses.

The preceding summary of the Underwriting Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On May 8, 2015, Diamondback Energy issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.

In connection with the Offering, Diamondback Energy is filing a legal opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., attached as Exhibit 5.1 to this Current Report on Form 8-K, to incorporate such opinion by reference into the Shelf Registration Statement and into the Prospectus.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

1.1*	Underwriting Agreement, dated May 8, 2015, by and between Diamondback Energy, Inc. and Credit Suisse Securities (USA) LLC.

5.1*	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

23.1*	Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5.1).

99.1**	Press release, dated May 8, 2015, entitled “Diamondback Energy Announces Pricing of Upsized Common Stock Offering.”

*	Filed herewith.
**	Furnished herewith.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIAMONDBACK ENERGY, INC.

Date: May 13, 2015	By: /s/ Teresa L. Dick Teresa L. Dick Senior Vice President and Chief Financial Officer

Exhibit Index

Number	Exhibit

1.1*	Underwriting Agreement, dated May 8, 2015, by and between Diamondback Energy, Inc. and Credit Suisse Securities (USA) LLC.

5.1*	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

23.1*	Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5.1).

99.1**	Press release, dated May 8, 2015, entitled “Diamondback Energy Announces Pricing of Upsized Common Stock Offering.”

*	Filed herewith.
**	Furnished herewith.